Exhibit 21

NYFIX, Inc. Subsidiaries

NYFIX USA LLC (New York limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Asia-Pacific, Ltd. (Hong Kong corporation; wholly owned by NYFIX USA LLC)

NETS, Ltd. (U.K. corporation; wholly owned by NYFIX, Inc.)

NYFIX Global Services, Ltd. (U.K. corporation; wholly owned by NYFIX, Inc.)

NYFIX Broker-Dealer Holdings, LLC (Delaware limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Millennium L.L.C. (Delaware limited liability company; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX Securities Corporation (Delaware corporation; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX International Limited (U.K. corporation; wholly owned by NYFIX, Inc.)

FIX CITY Limited (U.K. corporation; wholly owned by NYFIX Global Services, Ltd.)

NYFIX Japan K.K. (Japan corporation; wholly owned by NYFIX, Inc.)